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                                                                    Exhibit 23.2





The Board of Trustees
LaSalle Hotel Properties

We consent to incorporation by reference in the Registration Statement on Form S-3 of LaSalle Hotel Properties of our report dated January 18, 1999 relating to the consolidated balance sheet of LaSalle Hotel Properties as of December 31, 1998 and the related consolidated statements of income, shareholders' equity, and cash flows for the period from April 29 (inception) through December 31, 1998 and the related financial statement schedule and our report dated March 17, 1999 relating to the balance sheet of LaSalle Hotel Lessee, Inc. as of December 31, 1998 and the related statements of operations, stockholders' equity (deficit), and cash flows for the period from April 29, 1998 (inception) through December 31, 1998, which reports appear in the December 31, 1998 annual report on Form 10-K of LaSalle Hotel Properties and to the reference to our firm under the heading "Experts" in the prospectus.






Chicago, Illinois
April 15, 1999                                               /s/  KPMG LLP